Exhibit 5.1

Michael R. Espey

Attorney at Law

318 18th Avenue East

Seattle, Washington 98112

(206) 860-6022

June 2, 2010

Board of Directors

Greenplex Services, Inc.

10183 N. Aero Drive, Suite 2

Hayden, Idaho 83835

RE:  Amendment No. 1 to the Registration Statement on Form S-1

Gentlemen:

I have examined  the  Amendment No. 1 to the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on or about June 3, 2010, with respect to the registration under the Securities Act of 1933, as amended, of a total of up to 1,180,000 shares of common stock (the “Shares”).

All of the Shares are to be offered for sale for the benefit of the selling security holders named in the amended Registration Statement.  The Shares are to be sold by the selling security holders at a fixed price of $0.10 per share or from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Amendment No. 1 to the Registration Statement.

As your legal counsel, I have examined the proceedings taken by you in connection with the issuance and sale of the Shares.   In that connection, I have examined original copies of such documents and corporate records provided to me by the management of Greenplex, and have examined such laws or regulations, as I have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, I am of the opinion that:

1.  The company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.  The issue and sale of the Shares to be sold pursuant to the terms of the Amendment No. 1 to the Registration Statement on Form S-1 as filed with the Securities and Exchange Commission have been duly authorized pursuant to the applicable provisions of the Nevada Revised Statutes and are validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

I express no opinion except as expressly set forth herein and no opinions shall be implied.  I offer no opinions on matters relating to compliance with Securities Acts and Laws.

Sincerely,

/s/ Michael R. Espey

Michael R. Espey, Attorney at Law